Exhibit 10.12

MANUFACTURING AGREEMENT

THIS MANUFACTURING AGREEMENT (the “Agreement”) is entered this 8th day of April 2004 (the “Effective Date”) by and between NORTHSTAR NEUROSCIENCE, INC., a Washington corporation (“Northstar”) and Oscor, a Florida corporation (“Oscor”).

RECITALS

Northstar is engaged in the development and sale of certain medical devices, and Oscor is in the business of manufacturing and supplying medical devices. The parties desire to enter into an agreement pursuant to which Oscor shall contract manufacture on behalf of Northstar certain of Northstar’s products for sale to Northstar under the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and undertakings expressed in this Agreement, Oscor and Northstar agree as follows:

1. Definitions. As used in this Agreement, the following terms have the indicated meanings:

1.1 Commencement Date. “Commencement Date” shall be the date upon which Oscor shall commence supplying Products to Northstar, which shall be April 8, 2004 unless changed by mutual written agreement of the parties.

1.2 Confidential Information. “Confidential Information” shall mean any information which is disclosed by one party to the other party, including but not limited to, manufacturing, financial, marketing or technical information such as specifications, manufacturing methods, price guidelines, future product releases, trade secrets, know-how, inventions, techniques, processes, programs, schematics, data, customer lists and sales and marketing plans, which is marked or otherwise identified as confidential at the time of disclosure, or which by its nature should reasonably be considered to be confidential. The information disclosed by Northstar in the exhibits attached hereto shall be considered Confidential Information.

1.3 Northstar Equipment. “Northstar Equipment” shall have the meaning set forth in Section 2.4.

1.4 Intellectual Property Rights. “Intellectual Property Rights” shall mean all patents, copyrights, rights in trademarks, trade names and service marks, trade secret rights, and all other intellectual property rights of any nature whatsoever arising under the law of the United States or any foreign country, or any state or subdivision thereof.

1.5 Products. “Products” shall mean the Northstar products listed on Exhibit A attached to this Agreement. New products may be added to this Agreement pursuant to Section 2.2 and such products will be deemed included within the definition of Products upon mutual written agreement executed by the parties.

1.6 Purchase Forecast. “Purchase Forecast” shall have the meaning set forth in Section 4.1.

1.7 Northstar Technology. “Northstar Technology” shall mean all inventions, designs, drawings, specifications, manufacturing techniques, Intellectual Property Rights, and know-how related to the Products and Northstar Confidential Information.

2. Agreement to Manufacture.

2.1 Initial Products. Oscor agrees to manufacture and sell to Northstar so many of the Products as Northstar shall order in accordance with this Agreement. Oscor shall manufacture, package and ship Products according to the Specifications and Purchase Forecasts referred to in this Agreement.

2.2 Additional Products. From time to time, Northstar may develop additional products, which it desires to have manufactured by Oscor. In such event, if Northstar and Oscor shall mutually agree on the development of specifications and the establishment of the price, manufacturing schedule and order quantities applicable to such additional products, such additional products may be manufactured by Oscor as Products pursuant to the terms of this Agreement, and any new terms applicable to such products shall be appended to this Agreement as an additional exhibit.

2.3 Northstar shall retain ownership of the Northstar Equipment listed on Exhibit B which shall include other tooling and equipment acquired specifically for the performance of this Agreement at Northstar’s expense as provided in Section 6.1(b) below. Oscor shall not use the Northstar Equipment for any purpose other than manufacturing Products for Northstar. Oscor shall maintain the Northstar Equipment in good working order by utilizing generally accepted preventive maintenance processes and procedures. Oscor shall be responsible for any damage to or loss of the Northstar Equipment while in its possession, other than normal wear and tear. Northstar is responsible for Northstar Equipment failures that result from design malfunction or normal wear. Oscor shall be responsible for the safekeeping and protection of the Northstar Equipment while in its possession, including protection from theft, fire, environmental or other potential means of destruction.

(b) Northstar retains the right to move the Northstar Equipment at any time upon written notice to Oscor. Upon its receipt of such notification, Oscor shall make ready and ship the Northstar Equipment and all associated written materials in accordance with the instructions provided by Northstar. Freight costs shall be the responsibility of Northstar. Oscor hereby waives any and all lien rights in the Northstar Equipment, and agrees that it shall not be entitled to retain the Northstar Equipment pending the resolution of any dispute with Northstar. The parties agree that Northstar would be irreparably harmed in the event that Oscor failed to deliver the Northstar Equipment as required in this Section 2.4(b), and that Northstar shall be entitled to obtain injunctive relief with respect to such failure, in addition to any other remedies under applicable law.

3. Grant of License to Oscor. Northstar hereby grants to Oscor a non-exclusive license to use all Northstar Technology and related Intellectual Property Rights related to the

Products solely for the purpose of manufacturing and repairing Products at the request of Northstar and otherwise carrying out its obligations under this Agreement. Such license shall terminate upon any termination of this Agreement.

4. Terms of Purchase. The parties agree that Northstar may purchase Products from Oscor as needed by Northstar, in Northstar’s discretion, pursuant to the terms set forth in this Section 4.

4.1 Forecasts. Within 120 days prior to the Commencement Date, Northstar shall provide to Oscor, Northstar’s estimate of its monthly aggregate demand for the Products for the twelve (12) month period commencing on the Commencement Date (“Purchase Forecast”). Northstar shall provide Oscor on a monthly basis with an updated rolling Purchase Forecast for Northstar’s anticipated aggregate requirements for Products during the successive twelve (12) month period. Oscor shall maintain, at its expense, an adequate inventory of raw materials and components to produce Products in accordance with the Purchase Forecasts.

4.2 Orders. Northstar shall submit written purchase orders for Products to Oscor. To the extent that the terms of any such purchase order conflict with the terms of this Agreement, the terms of this Agreement shall control. The first month of each 12-month rolling forecast shall be considered a “firm” order, and Northstar shall be required to purchase, and Oscor shall manufacture and deliver, Products in accordance with such order. The second and third months of each 12-month rolling forecast may be increased or decreased by Northstar by no more than ten percent (10%) and twenty five percent (25%), respectively, in the next forecast without the consent of Oscor. The final 9 months of the 12-month rolling forecast shall not be considered a “firm” order.

4.3 Failure to Supply. Oscor agrees that a reliable ongoing supply of Products is of critical importance to Northstar. The following provisions shall apply with respect to any failure of Oscor to fill any Northstar order in lieu of the notice and cure provisions set forth in Section 17.2(d). In the event that Oscor fails to fill any Northstar order (which is submitted in accordance with Section 4.2), such failure shall constitute a material breach of this Agreement unless Oscor cures such breach, without the need for any notice from Northstar, within ten (10) days following such failure, unless the failure falls within one of the following exceptions:

(a) The failure of Oscor to fill any Northstar order as and when required shall not be considered a breach of this Agreement if: (i) Oscor has delivered at least ninety-five percent (95%) of the quantity specified in the order on time, and (ii) and the balance is delivered to Northstar no later than thirty (30) days following the original delivery date.

(b) The failure of Oscor to fill any Northstar order as and when required shall not be considered a breach of this Agreement if: (i) Oscor has delivered at least eighty percent (80%) but less than ninety-five percent (95%) of the quantity specified in the order on time, (ii) the balance is delivered to Northstar no later than thirty (30) days following the original delivery date, and (iii) no more than two such failures have occurred during any twelve (12) month period during the term of this Agreement.

5. Specifications, Production Schedule, and Improvements.

5.1 Specifications. Oscor shall manufacture each Product according to the specifications attached as Exhibit C (the “Specifications”) to this Agreement. These Specifications include product, component and material specifications developed by Northstar and manufacturing process specifications developed jointly by Northstar and Oscor, in total representing the Device Master Record (DMR). Northstar shall be responsible for determining the labeling requirements for all Products, and Oscor shall label the products as directed by Northstar, subject to revision by Northstar upon reasonable notice to Oscor.

5.2 Modification of Specifications. Northstar reserves the right to modify the Specifications from time to time upon written notice to Oscor. Northstar shall use commercially reasonable efforts to give Oscor advance notice of desired modifications and seek input from Oscor with respect to such modifications prior to giving Oscor formal notice of the modifications. Oscor shall be deemed to have accepted such modifications unless it provides Northstar written notice within ten (10) days of its receipt of such proposed specification modifications, communicating the impact on delivery schedule or pricing, in which event the parties shall negotiate in good faith to agree upon such changes within thirty (30) days. If the dispute is not resolved during such period, it shall be resolved pursuant to Section 18.2 below, provided that Oscor shall implement the changes requested by Northstar pending the outcome of the resolution of the dispute. Northstar shall bear any raw materials or component costs which result from changes initiated by Northstar, provided that Oscor shall make good faith efforts to minimize these costs.

5.3 Improvements. If Oscor, in the course of its manufacture and sale of the Products, develops any beneficial modification or improvement to the Products, Oscor shall secure approval from Northstar before applying such modifications or improvements to the Products. Oscor will supply sufficient details of such modifications or improvements to Northstar to permit Northstar to evaluate and incorporate them into the Products if Northstar so wishes. Any beneficial modification or improvement of a Product, including without limitation all associated Intellectual Property Rights, shall be owned by Northstar, and Oscor shall execute any documents requested by Northstar and take such other actions as may be reasonably requested by Northstar, at Northstar’s expense, to assign such rights to Northstar and perfect the interest of Northstar in such rights. In the event that Oscor utilizes any proprietary process in connection with the production of Products pursuant to this Agreement and such process is incorporated into the design of any Product in such a manner as to render it commercially impractical for Northstar to manufacture the Product without utilizing the process, Oscor hereby grants to Northstar a perpetual, royalty free, non-exclusive, transferable license to utilize such process solely in connection with the manufacture of the applicable Product or Products. In no event shall Oscor make any modifications in any Product, or the manufacturing process for any Product, without the prior written consent of Northstar.

6. Purchase Price and Payment Terms.

6.1 Purchase Price. Northstar shall pay Oscor for the Products and services provided pursuant to this Agreement as set forth on Exhibit E attached hereto. Such prices shall be fixed for one year in accordance with a purchase order to be issued by Northstar.

(a) The parties shall re-evaluate prices annually, no later than December 31st of each year. Prices may be increased only to the extent that Oscor can demonstrate, to the reasonable satisfaction of Northstar, that any of its associated costs, as outlined on Exhibit E, have increased.

(b) Oscor shall use good faith efforts to achieve cost reductions during the term of this Agreement, and Northstar agrees that Oscor shall be entitled to fifty percent (50%) of any cost savings, which are realized as a result of such efforts (excluding any cost reductions resulting from volume increases). In the event that it is mutually agreed that either party shall acquire capital equipment for exclusive use on Northstar product as part of such cost savings efforts, the acquiring party shall be entitled to recover its costs for such equipment from any cost savings before the other party is entitled to share in such cost savings and shall retain ownership after recovery of its costs. Northstar shall have the option to make any such capital purchases at its expense, in which event the equipment shall be considered to be Northstar Equipment subject to the provisions of Section 2.4 above. Equipment used for production of non-Northstar product as well as Northstar product shall be purchased by Oscor and cost reductions shall be shared immediately, without purchase cost recovery. Notwithstanding the foregoing, Northstar shall be entitled to retain one hundred percent (100%) of any cost savings resulting from any higher cavity tooling provided by Northstar.

(c) Northstar may solicit bids for the manufacture of the Products once during each twelve (12) month period during the term of this Agreement. In the event that any such bid is more favorable to Northstar than under the terms of this Agreement, Northstar shall notify Oscor of the relevant terms. Unless Oscor notifies Northstar in writing within thirty (30) days that it will match the bid, Northstar shall have the right to terminate this Agreement or, at its option, the exclusive nature of the rights granted to Oscor under Section 14.2 below.

6.2 Payment. Oscor may invoice Northstar only upon shipment of Products, and all correct invoices shall be payable net thirty (30) days. Oscor shall pay all sales, use and other taxes associated with the sale of Products pursuant to this Agreement, except for taxes measured on the revenue of Northstar.

6.3 Shipment Terms. All Products shall be shipped F.O.B. Oscor’s manufacturing facility in Palm Harbor, Florida on the carrier designated by Northstar. Oscor shall give Northstar adequate advance notice of such delivery to the carrier. Oscor shall bear the risk of loss to the Products at all times prior to Oscor’s delivery of the Products to the carrier.

7. Acceptance. Each shipment of Products from Oscor to Northstar shall contain such quality control certificates as reasonably requested by Northstar certifying that the Products are in conformity with the Specifications. Notwithstanding any prior inspection or payments, all Products will be subject to final inspection and acceptance at Northstar’s location or other destination point within 30 days after delivery. Northstar shall notify Oscor within 30 days after delivery of any apparent defective material or workmanship or non-conformity of any Product to the Product Specifications or purchase order. If Northstar fails to so notify Oscor, Northstar will be deemed to have accepted the Product; provided, that the warranty set forth in Section 10 hereof shall survive acceptance of the Product by Northstar. Without prejudice to any other right or remedy of Northstar, in case any item is defective in material or workmanship, or otherwise not in conformity with the Specifications or the requirements of Northstar’s purchase order, Northstar will have the right to reject it. Any item that has been rejected must be replaced by and at the expense of Oscor promptly after notice. Northstar will not be required to pay for any rejected item, or its shipping costs or any other costs related thereto. Northstar will return all rejected Products to Oscor at Oscor’s expense.

8. Regulatory and Quality Compliance.

8.1 Regulatory Obligations of Northstar. Northstar shall be responsible, at its expense, for obtaining and maintaining all regulatory approvals necessary for the sale of the Products by Northstar.

8.2 Regulatory Obligations of Oscor. Oscor shall be responsible, at its expense, for obtaining and maintaining all regulatory approvals necessary for a manufacturing facility for the Products. Oscor shall ensure that the Products are manufactured in accordance with all applicable laws and regulations applied to medical devices by the FDA or other regulatory agencies. Oscor shall provide Northstar with any information required by Northstar in connection with its regulatory responsibilities promptly upon request by Northstar, including without limitation manufacturing level traceability information.

8.3 Quality Assurance Procedures. The parties shall each comply with their responsibilities under the quality assurance procedures specified in Exhibit D attached hereto.

9. Product Recalls.

9.1 Initiation of Recall. If, in the judgment of Northstar, any Product defect or any government action requires a recall of, or the issuance of an advisory letter regarding, any Product, Northstar may undertake such recall or issue such advisory letter. Northstar will consult with Oscor with respect to any such action where the action directly affects Oscor. The parties agree to provide reasonable assistance to one another in the event of any recall or issuance of any advisory letter. Northstar will manage any such recall or field corrective actions.

9.2 Payment for Recalls Caused by Oscor. In the event that the recall or advisory letter is the result of any breach of warranty or other obligation of Oscor under this Agreement, Oscor shall promptly pay or reimburse Northstar for the reasonable direct costs incurred by Northstar in effecting such recall or issuing such advisory letter. In addition, Oscor shall, at its cost, correct any deficiency relating to its manufacturing, packaging, testing, labeling, storing or handling of such Product, if applicable.

10. Oscor’s Warranty. Oscor warrants to Northstar that, for a period of one (1) year or sterilization expiration (whichever is longer) from the date of shipment of a Product, such Product shall: (i) conform to the Specifications; and (ii) be free from any defects in material and workmanship. Oscor shall, in Oscor’s reasonable discretion, repair or replace or refund the transfer price paid by Northstar for any defective Product rejected by Northstar and shipped by Northstar to Oscor. THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, AND EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT, OSCOR MAKES NO ADDITIONAL WARRANTIES, EXPRESS OR IMPLIED IN FACT BY OPERATION OF LAW, STATUTORY OR OTHERWISE AS TO

ANY MATTER WHATSOEVER. IN PARTICULAR, ANY AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

11. Northstar’s Warranty. Northstar warrants that Northstar has sufficient right, title and interest in all Northstar Technology to enter this Agreement and to grant the licenses herein.

12. Limitation of Liability. EXCEPT WITH RESPECT TO ANY INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF A PARTY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR REVENUE, OR INTERRUPTION OF BUSINESS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF ANY REPRESENTATIVE OF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13. Exclusivity.

13.1 Oscor Obligations. Oscor shall not, during the term of this Agreement, manufacture, assemble, produce, ship or in any other way make available for use or distribution, any products: (i) utilizing any Northstar Technology or Intellectual Property Rights, or (ii) utilizing Northstar electrodes or other Northstar devices for the treatment of neurological disorders competing with Northstar therapy applications.

13.2 Northstar Obligations. Northstar agrees that, provided that Oscor is fully in compliance with the terms of this Agreement, it shall purchase all of its requirements for the Products for worldwide distribution from Oscor, except as specified in Section 6.1(c).

14. Confidentiality. During the term of this Agreement, and for a period of five (5) years after this Agreement expires or terminates, a party receiving Confidential Information of the other party will: (i) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information (but at a minimum each party shall use reasonable efforts to maintain such confidence); (ii) not disclose such Confidential Information to any third party without prior written consent of the other party; and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement. A party shall have no such obligation with respect to any portion of such Confidential Information which:

(a) Is publicly disclosed by the disclosing party, or is otherwise publicly disclosed without the fault of the receiving party, either before or after it becomes known to the receiving party; or

(b) Was known to the receiving party prior to when it was received from the disclosing party; or

(c) Is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such a disclosure; or

(d) Has been independently developed by the receiving party without the aid, application or use of Confidential Information from the disclosing party; or

(e) Is required by law to be disclosed, but then only to the limited extent of such legally required disclosure.

15. Proprietary Rights. Except as expressly provided in this agreement, neither party shall obtain any interest in the Intellectual Property Rights of the other party as a result of this Agreement.

16. Term and Termination.

16.1 Term. The term of this Agreement shall be a period of six (6) years, commencing on the Effective Date. Any purchase orders received by Oscor within the term of this Agreement shall be included within the term of this Agreement.

16.2 Early Termination.

(a) Northstar may terminate this Agreement at any time upon sixty (60) days prior written notice to Oscor in the event that it ceases to distribute all, or substantially all, of the Products.

(b) Either party may terminate this Agreement in the event that the other party commits a material breach of this Agreement and fails to cure such breach within forty-five (45) days written notice from the other party, provided that such cure period shall not apply with respect to a failure of Oscor to deliver Products as required under this Agreement, and Oscor shall only have a right to cure such failure to the extent provided under Section 4.3.

16.3 Effect of Termination.

(a) Upon termination of this Agreement for any reason the licenses granted herein shall terminate, with the exception of proprietary process licenses granted in Section 5.3, and Oscor will discontinue the manufacture of any Products not covered by a current Northstar purchase order.

(b) Upon termination of this Agreement, Northstar shall purchase from Oscor, at Oscor’s cost, all raw materials and component inventory conforming to its specifications maintained by Oscor to the extent reasonably necessary to support the Purchase Forecasts, to the extent that Oscor is unable (after commercially reasonable efforts), to resell or use such materials.

16.4 Survival of Obligations. The obligations of the parties, which by their nature require performance following termination or expiration of this Agreement, shall survive such termination or expiration.

17. General Provisions.

17.1 Independent Contractors. The relationship between Northstar and Oscor shall be that of independent contractors, and nothing in this Agreement shall constitute or be deemed to constitute a joint venture, agency or partnership arrangement between the parties or constitute or be deemed to constitute either party as the agent or employee of the other party for any purpose whatever.

17.2 Arbitration. Any controversy or claim arising in connection with this Agreement or any modification or extension hereof, including any breach, claim for damages or rescission, shall be settled by arbitration in Seattle, Washington according to the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators shall be final and may be entered in any court having jurisdiction thereof. Notwithstanding this provision and the agreement between the parties to submit their disputes to binding arbitration, nothing in this Agreement shall prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute.

17.3 Governing Law. This Agreement shall be governed as to all matters, including validity, construction and performance, by the laws of the State of Washington without given effect to conflict of law principles.

17.4 No Waiver. Failure by either party hereto to enforce at any time any term or condition of this Agreement shall not be a waiver of the right to act on the failure of such term or condition and shall not impair or waive that party’s right thereafter to enforce each and every term and condition of this Agreement.

17.5 Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole. In such event, such provision shall be changed and interpreted so as to best accomplish the objectives of the parties.

17.6 Assignment. Neither party may transfer or assign this Agreement without the prior written consent of the other party; provided, however, that Oscor or Northstar may assign this Agreement without the consent of the other party to a subsidiary or entity controlling, controlled by or under common control with Oscor or Northstar or to a purchaser of all, or substantially all, of the assets of Oscor or Northstar. Any assignment in violation of this section shall be void. The provisions hereof shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

17.7 Notice. Notice between the parties may be given by facsimile and the answerback or facsimile response thereto shall be conclusive evidence of delivery and receipt at the facsimile numbers specified below or such other facsimile number as either party shall furnish to the other in writing. Notice may also be given by prepaid certified or registered air mail, return receipt requested, by prepaid telegram or prepaid cable at the addresses set forth below or such address as either party shall furnish to the other in writing in accordance with this

Section. Notice shall be deemed to have been received upon the expiration of seven (7) business days from delivery to the postal service.

Oscor contact name, and address:

Oscor

Attention: Thomas Osypka, CEO

3816 DeSoto Blvd.

Palm Harbor, FL 24683

Phone: 727-937-2511

FAX: 727-937-6077

Northstar contact name and address:

Northstar Neuroscience, Inc.

Attention: Richard Kuntz, VP Operations

2401 Fourth Avenue, Suite 300

Seattle, WA 98121-2329

Phone: 206-902-1994

FAX: 206-902-2018

17.8 Modification. No modification in the terms of this Agreement shall be binding on either party unless in writing and executed by the duly authorized representative of each party.

17.9 Paragraph Headings. The headings of the several paragraphs of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision of this Agreement.

17.10 Attorneys’ Fees. In the event of any arbitration or litigation to enforce the provisions of this Agreement, the prevailing party in such litigation shall be entitled to reasonable attorneys’ fees as fixed by the arbitrator or court.

17.11 Force Majeure. Neither party will be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of riots, insurrection, fires, flood, storm, explosions, act of God, war, government regulation, labor conditions, earthquakes, or any other cause which is beyond the reasonable control of such party.

17.12 Entire Agreement. This Agreement and the Exhibits hereto, constitute the entire agreement between the parties in connection with the subject matter hereof and supersede all prior agreements, whether oral or written, explicit or implicit, which have been entered into prior to the execution of this Agreement.

The parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

OSCOR:		NORTHSTAR NEUROSCIENCE INC:

By:	/s/ Thomas Osypka	By:	/s/ Richard P. Kuntz
Name:	Thomas Osypka	Name:	Richard P. Kuntz
Title:	President and CEO	Title:	Vice President of Operations